Exhibit 99.1

FOR IMMEDIATE RELEASE

FOR FURTHER INFORMATION

AT CBRE REALTY FINANCE:

Daniel Farr

Chief Financial Officer

(860) 275-6234

daniel.farr@cbrerealtyfinance.com

CBRE REALTY FINANCE, INC. SUSPENDS QUARTERLY CASH DIVIDEND

Hartford, CT, December 17, 2008 – CBRE Realty Finance, Inc. (OTCBB: CRTYZ) today announced that its Board of Directors has suspended the quarterly cash dividend in order to maintain the Company’s financial flexibility.

In making this decision, the Board of Directors considered a number of factors, including, among others, operating results and trends, REIT qualification requirements, available tax losses, capital requirements, liquidity, retention of capital and general economic conditions. The Board of Directors will continually reevaluate these factors when determining future dividends.

About CBRE Realty Finance, Inc.

CBRE Realty Finance, Inc. is a commercial real estate specialty finance company primarily focused on originating, acquiring, investing in, financing and managing a diversified portfolio of commercial real estate-related loans and securities. CBRE Realty Finance has elected to qualify to be taxed as a real estate investment trust, or REIT, for federal income tax purposes. CBRE Realty Finance is externally managed and advised by CBRE Realty Finance Management, LLC, an indirect subsidiary of CB Richard Ellis Group, Inc. and a direct subsidiary of CBRE/Melody & Company. For more information on the Company, please visit the Company’s website at http://www.cbrerealtyfinance.com.

Forward-Looking Information

This press release contains forward-looking statements based upon the Company’s beliefs, assumptions and expectations of its future performance, taking into account all information currently available. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to the Company or are within its control. If a change occurs, the Company’s business, financial condition, liquidity and results of operations may vary materially from those expressed in its forward-looking statements. The factors that could cause actual results to vary from the Company’s forward-looking statements include the Company’s future operating results, its business operations and prospects, general volatility of the securities market in which the Company invests and the market prices of its common stock, the effect of trading on the OTCBB, the Company’s ability to begin making investments in the future, availability, terms and deployment of short-term and long-term capital, availability of qualified personnel, changes in the industry, interest rates, the debt securities, credit and capital markets, the general economy or the commercial finance and real estate markets specifically, performance and financial condition of borrowers and corporate customers, increased prepayments of the mortgage and other loans underlying the Company’s investments, the status of the class action lawsuit, the potential derivative shareholder claim and any future litigation that may arise, the ultimate resolution of the Company’s five non-performing loans totaling $127.3 million and the Company’s four Watch List loans totaling $41.0 million, the monetization of the Company’s joint venture investments, effects of internalizing management, and other factors, which are beyond the Company’s control. The Company undertakes no obligation to publicly update or revise any of the forward-looking statements. For further information, please refer to the Company’s filings with the Securities and Exchange Commission.